SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 4, 2009

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33962	94-1622541
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)         On June 4, 2009, upon recommendation of the governance and nominating committee of the Coherent board of directors, the board of directors appointed L. William Krause as a director.  In connection with the appointment, the board increased the size of the board from seven members to eight members.  Mr. Krause was also appointed to serve on the Compensation and HR Committee of the board of directors.  Mr. Krause has been President of LWK Ventures, a private investment firm since 1991.  In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004.  From September 2001 to February 2002, Mr. Krause served as President and Chief Executive Officer of Exodus Communications, Inc.  He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company from 1981 to 1990 and as its Chairman of the Board from 1987 to 1993 when he retired.  Mr. Krause currently serves as a director of Brocade Communications Systems, Inc., a networking solutions and services company, Core-Mark Holdings, Inc., a distributor of packaged consumer goods and Sybase, Inc., a provider of enterprise and mobile software solutions for information management, development and integration.  In addition, on June 4, 2009, John H. Hart notified the Coherent board of directors of his intention not to stand for reelection at Coherent’s next annual meeting.  Mr. Hart’s decision not to stand for reelection at Coherent’s next annual meeting did not result from a disagreement with Coherent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: June 8, 2009
By: /s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel